Exhibit 99.1

Key Energy Services, Inc.	November 7, 2019
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE
Key Energy Services Reports Third Quarter 2019 Earnings

HOUSTON, TX, November 7, 2019 - Key Energy Services, Inc. (“Key” or the “Company”) reported third quarter 2019 consolidated revenues of $106.5 million and a net loss of $25.5 million, or $(1.25) per share as compared to consolidated revenues of $112.9 million and a net loss of $18.3 million, or $(0.90) per share, for the second quarter of 2019. The results for the third quarter of 2019 include an expense of $1.2 million, or $0.06 per share, associated with certain equity awards, and gains on the sale of assets of $2.3 million, or $0.11 per share. Excluding these items, the Company reported a net loss of $26.6 million, or $(1.30) per share for the third quarter of 2019. The results for the second quarter of 2019 include an expense of $2.2 million, or $0.11 per share, as a one-time fee associated with a one-time tax refund, an expense of $1.3 million, or $0.07 per share, associated with certain equity awards, and gains on the sale of assets of $1.8 million, or $0.09 per share. Excluding these items, the Company reported a net loss of $16.6 million, or $(0.81) per share for the second quarter of 2019.
Overview and Outlook
Key’s President and Chief Executive Officer, Rob Saltiel, stated, “As previously announced, Key has entered into a forbearance agreement with our lenders. Our Board and management are working constructively with our lenders to address the Company’s capital structure, and if we reach an agreement with our lenders, we expect that agreement will significantly reduce the Company’s debt.
Regarding our third quarter financial results, our revenues were impacted by activity declines as our clients adjusted their spending plans to manage their cash flows in today’s uncertain environment. Our efforts to reduce staffing levels were not made in time to fully offset the reduced activity, and this impacted our bottom line. In addition, early in the fourth quarter, we implemented plans to optimize our geographic footprint. We exited a number of non-core and underperforming locations and reduced our regional and corporate overhead costs. We expect to see the full benefit of these changes in our financial results in the first quarter of 2020.”
Saltiel continued, “I am confident that the steps we are taking today, supported by our talented and hardworking employees and our strong client base, will position Key for success in the future.”

November 7, 2019

Financial Overview
The following table sets forth summary data for the third of quarter 2019 and prior comparable quarterly periods (in millions, except per share amounts, unaudited):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Revenues	$106.5	$112.9	$134.7
Net loss	(25.5)	(18.3)	(23.9)
Diluted loss per share	(1.25)	(0.90)	(1.18)
Adjusted EBITDA	(3.7)	1.6	5.6
Third Quarter Segment Results
Third quarter 2019 Rig Services revenues were $64.5 million as compared to second quarter 2019 revenues of $67.9 million, with third quarter 2019 rig hours of approximately 142,151 hours, a decrease of 7.8% over the prior quarter. Completion activity, which declined approximately 9.0 percent quarter on quarter, remained flat quarter on quarter at approximately 15% of total rig hours. Completion activity in the Permian Basin declined 19.4% quarter on quarter with the overall rig hour decline in the Permian Basin accounting for approximately 77.9% of the quarter on quarter decline in rig hours. The segment generated operating income of $2.8 million (4.3% of revenues) and Adjusted EBITDA of $8.3 million (13.0% of revenue) in the third quarter of 2019, as compared to operating income of $5.9 million (8.7% of revenues) and Adjusted EBITDA of $11.6 million (17.0% of revenue) in the second quarter of 2019. Higher cost of labor, as activity declined ahead of reductions in labor, resulted in the decline in margins quarter on quarter.
Third quarter 2019 Fluid Management Services revenues decreased to $18.2 million, as compared to the second quarter 2019 revenues of $18.5 million. The segment generated operating loss of $0.4 million ((2.3%)% of revenue) and Adjusted EBITDA of $1.4 million (7.7% of revenue) in the third quarter of 2019, as compared to operating income of $0.2 million (1.1% of revenue) and Adjusted EBITDA of $1.6 million (8.6% of revenue) in the second quarter of 2019. Truck hours increased in the third quarter of 2019 to 145,290 from 139,475 in the second quarter of 2019, however the higher activity in the Permian Basin and Gulf Coast regions did not offset lower pricing in the Central marketplace, which resulted in lower margins quarter on quarter.

November 7, 2019

Third quarter 2019 Fishing & Rental Services revenues were $14.1 million, as compared to second quarter 2019 revenues of $14.8 million. The segment generated an operating loss of $1.7 million ((12.1)% of revenue) and Adjusted EBITDA of $1.6 million (11.1% of revenue) in the third quarter of 2019, as compared to an operating loss of $1.8 million ((12.3)% of revenue) and Adjusted EBITDA of $2.1 million (14.2% of revenue) in the second quarter of 2019. The decline in revenues was due to lower activity in the Permian Basin where activity declined ahead of labor cost reductions, reducing margins quarter on quarter.
Third quarter 2019 Coiled Tubing Services revenues were $9.7 million, as compared to second quarter 2019 revenues of $11.7 million. Utilization of large diameter coiled tubing units remained flat quarter on quarter, averaging approximately 2.5 units. The segment generated an operating loss of $1.5 million ((15.9)% of revenue) and negative Adjusted EBITDA of $0.3 million ((3.2)% of revenue) in the third quarter of 2019, as compared to an operating loss of $1.4 million ((12.3)% of revenue) and negative Adjusted EBITDA of $0.3 million ((2.4)% of revenue) in the second quarter of 2019. Revenues declined quarter on quarter due to lower realized pricing, primarily in the Central region on both large and small units as well a geographic mix of revenues.
General and Administrative Expenses
General and Administrative (G&A) expenses were $21.4 million for the third quarter of 2019, compared to $22.5 million in the prior quarter. The decrease quarter on quarter was primarily due to a one-time fee associated with a one-time tax refund partially during the second quarter of 2019. Third quarter 2019 G&A expenses included $1.2 million of stock-based compensation expense, as compared to $1.3 million of stock-based compensation expense for the second quarter of 2019.
Liquidity
As previously announced, the Company elected not to make a scheduled interest payment due October 18, 2019 under the Term Loan and Security Agreement dated as of December 15, 2016 (the “Term Loan Agreement”), by and among Key, Cortland Products Corp., as agent, and the lenders party thereto (the “Term Loan Lenders”) relating to the Company’s senior secured term loan. The Company’s failure to make the October interest payment resulted in a default under the Term Loan Agreement and a cross default under the Loan and Security Agreement, dated as of April 5, 2019 (the “ABL Credit Agreement”) by and among Key, as borrower, the Lenders party thereto (the “ABL Lenders” and, collectively with the Term Loan Lenders, the “Lenders”) and Bank of America, N.A. as Administrative Agent and Sole Collateral Agent (such defaults, the “Specified Defaults”).

November 7, 2019

On October 29, 2019, the Company entered into forbearance agreements with each of the Term Loan Lenders collectively holding over 99.5% of the principal amount of the outstanding term loans (the “Term Loan Forbearance Agreement”) and all of the ABL Lenders (the “ABL Forbearance Agreement” and, collectively, the “Forbearance Agreements”). Pursuant to the Forbearance Agreements, the Lenders party thereto have agreed that, until the earlier of December 6, 2019 or the occurrence of certain specified early termination events, such Lenders will forbear from exercising any default-related rights and remedies with respect to the Specified Defaults. The Forbearance Agreements contain certain representations and warranties of the Company and covenants with which the Company must comply during the forbearance period, including a requirement to maintain aggregate bank and book cash balances of at least $10 million as measured on a weekly basis. The failure to comply with such covenants, among other things, would result in the early termination of the forbearance period. The Specified Defaults and related matters including the Company’s level of debt raise substantial doubt as to the ability of the Company to continue as a going concern. The Company is in active discussions with the Lenders regarding the Company’s capital structure and the potential to reduce its debt level, however an agreement with the Lenders has not been reached as of the today. The Company believes that it is probable that if such an agreement is reached, it will alleviate the substantial doubt as to the Company’s ability to continue as a going concern.
Due to the Specified Defaults, the Company is currently unable to borrow any amounts under the ABL Credit Agreement. As of September 30, 2019, Key had total liquidity of $38.5 million, consisting of $22.6 million in unrestricted cash and $15.9 million of borrowing capacity at that time under the ABL Credit Agreement. This compares to total liquidity at June 30, 2019 of $50.4 million, consisting of $29.3 million in unrestricted cash and $21.1 million of borrowing capacity available under the ABL Credit Agreement. Capital expenditures for the third quarter of 2019 were $4.1 million with $3.6 million in asset sale proceeds for the same period. Capital expenditures for the first nine months of 2019 were $16.5 million, with $8.4 million in asset sale proceeds for the same period.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its third quarter 2019 financial results on Friday, November 8, 2019 at 9:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 8485968. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

November 7, 2019

A telephonic replay of the conference call will be available on Friday, November 8, 2019, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 8485968. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
REVENUES	$106,523	$112,943	$134,721	$328,739	$404,442
COSTS AND EXPENSES:
Direct operating expenses	87,956	90,564	106,103	266,714	314,061
Depreciation and amortization expense	14,584	14,262	21,808	43,142	62,881
General and administrative expenses	21,375	22,544	23,925	66,014	71,353
Operating loss	(17,392)	(14,427)	(17,115)	(47,131)	(43,853)
Interest expense, net of amounts capitalized	8,411	8,520	8,708	26,164	25,425
Other income, net	(351)	(239)	(213)	(1,732)	(1,972)
Loss before income taxes	(25,452)	(22,708)	(25,610)	(71,563)	(67,306)
Income tax (expense) benefit	(37)	4,405	1,750	4,330	1,588
NET LOSS	$(25,489)	$(18,303)	$(23,860)	$(67,233)	$(65,718)
Loss per share:
Basic and diluted	$(1.25)	$(0.90)	$(1.18)	$(3.30)	$(3.25)
Weighted average shares outstanding:
Basic and diluted	20,443	20,387	20,252	20,398	20,234

November 7, 2019

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues
Rig Services	$64,465	$67,884	$77,153	$197,375	$227,913
Fishing & Rental Services	14,135	14,812	17,477	43,534	47,801
Coiled Tubing Services	9,714	11,747	18,220	32,134	60,513
Fluid Management Services	18,209	18,500	21,871	55,696	68,215
Consolidated Total	$106,523	$112,943	$134,721	$328,739	$404,442

Operating Income (Loss)
Rig Services	$2,752	$5,882	$4,470	$13,090	$15,474
Fishing & Rental Services	(1,717)	(1,822)	(1,390)	(4,662)	(7,483)
Coiled Tubing Services	(1,545)	(1,449)	413	(5,132)	7,498
Fluid Management Services	(423)	199	(2,832)	(115)	(7,502)
Functional Support	(16,459)	(17,237)	(17,776)	(50,312)	(51,840)
Consolidated Total	$(17,392)	$(14,427)	$(17,115)	$(47,131)	$(43,853)

Operating Income (Loss) % of Revenues
Rig Services	4.3%	8.7%	5.8%	6.6%	6.8%
Fishing & Rental Services	(12.1)%	(12.3)%	(8.0)%	(10.7)%	(15.7)%
Coiled Tubing Services	(15.9)%	(12.3)%	2.3%	(16.0)%	12.4%
Fluid Management Services	(2.3)%	1.1%	(12.9)%	(0.2)%	(11.0)%
Consolidated Total	(16.3)%	(12.8)%	(12.7)%	(14.3)%	(10.8)%

November 7, 2019

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net loss	$(25,489)	$(18,303)	$(23,860)
Income tax expense (benefit)	37	(4,405)	(1,750)
Interest expense, net of amounts capitalized	8,411	8,520	8,708
Interest income	(122)	(195)	(201)
Depreciation and amortization	14,584	14,262	21,808
EBITDA	$(2,579)	$(121)	$4,705
% of revenues	(2.4)%	(0.1)%	3.5%

Stock-based compensation	1,225	1,351	1,582
Gain on sales of assets	(2,326)	(1,821)	(1,935)
One-time fee associated with a one-time tax refund	—	2,221	—
Executive changes	—	—	1,208
Adjusted EBITDA	$(3,680)	$1,630	$5,560
% of revenues	(3.5)%	1.4%	4.1%

Revenues	$106,523	$112,943	$134,721

	Three Months Ended September 30, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$2,734	$(1,724)	$(1,558)	$(424)	$(24,517)	$(25,489)
Income tax benefit	—	—	—	—	37	37
Interest expense, net of amounts capitalized	33	7	13	12	8,346	8,411
Interest income	—	—	—	—	(122)	(122)
Depreciation and amortization	6,289	4,139	1,397	2,294	465	14,584
EBITDA	$9,056	$2,422	$(148)	$1,882	$(15,791)	$(2,579)
% of revenues	14.0%	17.1%	(1.5)%	10.3%	—%	(2.4)%

Stock-based compensation	86	31	42	7	1,059	1,225
Gain on sales of assets	(760)	(880)	(202)	(484)	—	(2,326)
Adjusted EBITDA	$8,382	$1,573	$(308)	$1,405	$(14,732)	$(3,680)
% of revenues	13.0%	11.1%	(3.2)%	7.7%	—%	(3.5)%

Revenues	$64,465	$14,135	$9,714	$18,209	$—	$106,523

November 7, 2019

	Three Months Ended June 30, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$5,867	$(1,823)	$(1,461)	$185	$(21,071)	$(18,303)
Income tax expense	—	—	—	—	(4,405)	(4,405)
Interest expense, net of amounts capitalized	26	6	14	10	8,464	8,520
Interest income	—	—	—	—	(195)	(195)
Depreciation and amortization	6,141	4,204	1,270	2,182	465	14,262
EBITDA	$12,034	$2,387	$(177)	$2,377	$(16,742)	$(121)
% of revenues	17.7%	16.1%	(1.5)%	12.8%	—%	(0.1)%

Stock-based compensation	85	31	41	7	1,187	1,351
Gain on sales of assets	(565)	(311)	(144)	(801)	—	(1,821)
One-time fee associated with a one-time tax refund	—	—	—	—	2,221	2,221
Adjusted EBITDA	$11,554	$2,107	$(280)	$1,583	$(13,334)	$1,630
% of revenues	17.0%	14.2%	(2.4)%	8.6%	—%	1.4%

Revenues	$67,884	$14,812	$11,747	$18,500	$—	$112,943

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

November 7, 2019

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

November 7, 2019

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements, including statements relating to review of Key’s capital structure. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: the structure and timing of any financial, transactional, or other strategic alternative and whether any such financial, transactional, or other strategic alternative will be completed; Key’s ability to reduce its debt levels or to come to an agreement with its lenders on acceptable terms, if at all; Key’s ability to achieve the benefits of its plan to optimize its geographic footprint, including exiting certain locations and reducing its regional and corporate overhead costs; conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2018, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.